EXHIBIT 21.1


Holiday R.V. Rental/Leasing, Inc. is a subsidiary of the Registrant. This subsidiary, which is wholly owned by Registrant, was incorporated under the Laws of the State of Florida and is in good standing. The Subsidiary does business only under the name of Holiday R.V. Rental/Leasing, Inc.

Holiday RV Superstores of South Atlanta, Inc. is a subsidiary of the Registrant. This subsidiary, which is wholly owned by Registrant, was incorporated under the Laws of the State of Georgia and is in good standing. The subsidiary does business under the name of Holiday RV Superstores and Holiday RV Superstores of South Atlanta, Inc.

Holiday RV Superstores of South Carolina, Inc. is a subsidiary of the Registrant. This subsidiary, which is wholly owned by Registrant, was incorporated under the Laws of the State of South Carolina and is in good standing. The subsidiary does business under the name of Holiday RV Superstores and Holiday RV Superstores of South Carolina, Inc.

Holiday RV Superstores West, Inc. is a wholly-owned subsidiary of the Registrant, incorporated in the State of California and is in good standing. The Subsidiary does business under the names of Holiday RV Superstores and Holiday RV Superstores West, Inc.

Holiday RV Superstores of New Mexico, Inc., is a wholly owned subsidiary of the Registrant. This subsidiary was incorporated under the laws of the State of New Mexico and is in good standing. This subsidiary does business under the name of Holiday RV Superstores and Holiday RV Superstores of New Mexico, Inc.

Holiday RV Assurance Service, Inc., is a wholly owned subsidiary of the Registrant and is incorporated under the laws of Arizona as an insurance agency.